Loewen, Ondaatje,

McCutcheon Limited

Hazelton Lanes, East Tower, 55 Avenue Road, Suite 2250, Toronto, Ontario, M5R 3L2

Telephone:  (416) 964-4455

Fax:  (416) 964-4493

June 5, 2002

International Freegold Mineral Development Inc.

2303 West 41st Avenue, 2nd Floor

Vancouver, British Columbia

V6M 2A3

Attention:

Mr. Harry Barr

Chairman and CEO

Dear Harry:

We understand that International Freegold Mineral Development Inc. (“International Freegold” or the “Company”) is considering the consolidation of its common share structure and issuance of equity during the next twelve months to finance the Company’s working capital requirements (each a “Transaction” and collectively the “Transaction”).  Loewen, Ondaatje, McCutcheon Limited (“LOM”) would be pleased to act as financial advisor to International Freegold in connection with the Transactions described above.  The purpose of this letter agreement (the “Agreement”) is to set out the basic terms and conditions of our proposed engagement.

Section 1

Engagement.

The Company hereby engages LOM as its financial advisor in respect of the Transactions, and LOM hereby accepts this engagement, on the terms and conditions set forth in this Agreement.

Section 2

Services.

(1)

LOM will render financial advisory services to the Company and it is contemplated that LOM will assist the Company in the following manner:

(a)

Assist the Company in the determination of proceeding with the proposed common share consolidation and the execution thereafter, if required;

(b)

Assist the Company in obtaining the necessary Toronto Stock Exchange (“TSE”) approval for the Transactions;

(a)

Assist the Company in organizing and participating in institutional investor presentation and meetings.  LOM will advise the company of presentation and meetings proposed during each month by the 15th day of preceding month where possible;

(b)

Conduct site visits and review exploration programs, as required, by LOM’s mining industry analyst; and

(c)

On an agency (best efforts) basis, LOM will assist the Company to complete an issuance of common shares (the “Offering”) to raise a minimum of $1.5 million to a maximum of $2.5 million by October 31, 2002, or such other date as agreed to by LOM and the Company.  The terms of LOM’s engagement relating to the Offering will be subject to a separate agreement to be entered into between the Company and LOM.  This Agreement shall terminate automatically upon the date an engagement letter is signed between LOM and the Company with respect to the Offering.

Section 3

Confidentiality.

(1)

Except as LOM may otherwise agree, all written or verbal advice or opinions provided by LOM to the company or its directors, officers, employees, consultants and advisors pursuant to this Agreement is for the exclusive benefit of the Company and shall not be disclosed by the Company or by any of such other persons to any third party or circulated or referred to publicly without the prior written consent of LOM except as may be required by any regulatory agency having jurisdiction over the shares of the Company.

(2)

During the term of this Agreement, the Company will provide LOM with such financial and other information concerning the Company and with access to senior management of the Company, its consultants and advisors as is necessary or appropriate for the performance of this engagement.  Subject to applicable law, LOM agrees to keep confidential information received pursuant to this engagement in strict confidence, and to use such information only in the course of an for the purpose of performing this engagement.  Notwithstanding the foregoing, no confidentiality restrictions shall apply to LOM in respect of information received by LOM from the Company where LOM also obligation to the Company, where such information had previously been made public or where such information is disclosed by LOM to its advisors who agree to be bound by a similar confidentiality commitment.

(3)

The Company agrees that LOM shall be entitled to rely without independent investigation on information, data and advice provided by the Company and its directors, officer, employees, consultants and advisors and on all information concerning the Company available from public sources.  The Company will keep LOM fully informed of all material changes concerning the Company during the term of this engagement and advise LOM of any circumstances or developments which might be relevant to the performance of this engagement.  The Company represents and warrants to LOM that all information provided by the Company to LOM concerning the Company will be true and correct in all material respects to the best of the Company’s knowledge and will not knowingly contain make the statements therein not misleading in light of the circumstances under which such statements were made.

Section 4

Fees.

(1)

A fee of 100,000 (pre-consolidated) common share purchase options exerciseable into International Freegold common shares payable to LOM upon execution of this Agreement.

(2)

In consideration of the financial advisory services that LOM shall render on an ongoing basis, the Company shall pay LOM a fee of 100,000 (pre-consolidated) common share purchase warrants exercisable into International Freegold common shares on each monthly anniversary thereafter from the date of execution of this Agreement to a maximum of 750,000 (pre-consolidated) share purchase warrants.  In the event that the Company does not complete its proposed share consolidation, the maximum number of share purchase warrants to be issued under Section 4(2) will be 375,000 (pre-consolidated) share purchase warrants.

(3)

The Company agrees to pay LOM, a success fee of 250,000 (pre-consolidated) share purchase warrants, payable upon the completion of a best efforts Offering where LOM has acted as lead manager and which has raised a minimum of $1.5 million within a twelve month period from the execution date of this Agreement.

(4)

The common share purchase options to be issued under (1), (2) and (3) above in this Section will be exercisable for a period of 2 years from the date payable at an exercise price equal to the closing share price of the Company’s common shares on the date payable.  The number of common share purchase options and exercise price are based on the Company’s pre-consolidated common share structure.

(5)

In addition, the Company shall reimburse LOM for its reasonable out-of-pocket expenses incurred in performing its services under this Agreement including, legal fees and expenses of LOM’s legal counsel, if required, pertaining directly to this Agreement.  All fees and expenses are subject to GST.  In the event that LOM wishes to engage legal counsel as it relates to performing its services under this Agreement, LOM will first provide notice thereof to the Company.  LOM shall only proceed to engage counsel with the specific written approval of the Company.

(6)

For a period of six (6) months from the Effective Date of this Agreement, LOM shall have the first right to act as lead-manager of any offering of equity or equity-related securities on terms proposed by the Company.  LOM shall have ten (10) calendar days, from the date the Company proposes the terms, to elect to act as lead manager on these terms.  The terms of LOM’s engagement relating to such offering will be subject to a separate agreement to be entered into between the Company and LOM.

(7)

In the event that a fairness opinion is required pursuant to a Transaction, a fee, consistent with the industry amounts, and to be negotiated by the Company and LOM, will be payable on delivery by LOM of a fairness opinion.  The terms of LOM’s engagement relating to a fairness opinion will be subject to a separate agreement to be entered into between the Company and LOM.

Section 5

Term.

(1)

Either the Company or LOM may terminate this engagement at any time after the date of this Agreement upon written notice to the other party, provided that if the Company terminates this Agreement, the Company shall pay the fees and expenses of LOM incurred in connection with this engagement up until such date (including any such proportional monthly fee due to date of termination).  Despite the foregoing, if at the date of termination by the Company, an Offering is being pursued by the Company and LOM will enter into an Engagement Letter for the Offering.  The Company will use its best efforts to conclude negotiations satisfactory to both parties but will not be obliged to engage LOM.

(2)

Sections 3, 5, 6 and 7 of this Agreement shall survive the termination of the engagement hereunder and shall remain in full force and effect.

Section 6

Disclaimer of Liability.

LOM disclaims any liability or responsibility to the Company or its directors, officers or shareholders for any loss, harm, damage, cost or expense suffered or incurred by reason of or in connection with the performance by LOM or its engagement hereunder, except to the extent that a court of competent jurisdiction in a final judgement determines that the loss, harm, damage, cost or expense resulted from the negligence, bad faith or willful misconduct of LOM or any of its employees.

Section 7

Indemnity.

In consideration of providing professional services pursuant to the engagement to advise and assist the Company, the Company agrees to indemnify and hold harmless LOM and its affiliates, and the respective directors, officers, employees, partners, agents and shareholders of LOM (each such person or company being herein referred to as an “Indemnified Person”), to the full extent lawful and in conjunction with standard investment banking industry practices, from and against all losses, claims, damages, liabilities, obligations or expenses (including legal fees) incurred by each Indemnified Person related to or arising out of any activities performed or role assumed in connection with this Agreement whether performed before or after the execution of this Agreement, except where such Indemnified Person has acted illegally or fraudulently or in contravention of the terms of this Agreement.

Section 8

Agreement.

LOM would be pleased to act as International Freegold’s financial advisor and we hope this letter meets with your approval.  If the foregoing is acceptable to your, please indicate your acceptance by signing and returning to us the enclosed duplicate copy of this letter.

Yours sincerely,

LOEWEN, ONDAATJE, MCCUTCHEON LIMITED

“Garrett Herman”

By:

____________________________________

Garrett Herman

Chairman and Chief Executive Officer

*     *     *

Accepted and agreed this _____ day of June 2002.

INTERNATIONAL FREEGOLD MINERAL DEVELOPMENT INC.

“Harry Barr”

By:

____________________________________

Harry Barr

Chairman and Chief Executive Officer